EXHIBIT 99.1

IZEA Reports Record First Quarter Revenue, Up 111%
Highest Quarterly Revenue in Company History of $4.1Million

Orlando, Florida (May 14, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands and publishers with influential content creators, today announced record results for its first quarter ended March 31, 2015.

Financial Highlights Include:

•	Revenue for the quarter increased 111% to a record $4.1 million compared to Q1 2014.

•	Sponsored Social represented $2.7 million in revenue, a 48% year-over-year increase.

•	Content represented $1.4 million in revenue or 33% of total revenue.

•	Bookings for the quarter grew 155% year-over-year to a record $4.3 million, up from $1.7 million in 2014.

•	New opportunity pipeline for the quarter increased 77% year-over-year to $19.4 million.

First Quarter Operational Highlights:

•	Completed acquisition of Ebyline, Inc. and added Content revenue stream.

•	IZEAx aggregate network reach increased to 2.7 billion fans and followers at the end of the quarter, up 17% compared with Q4 2014 and 486% year-over-year.

•	IZEAx registered users increased 83% to 446,000 compared to 243,0000 in Q4 2014, an increase of 792% year-over-year.

•	Announced 3 new IZEAx partners, including Meredith Studios, Frederator and Bent Pixels

•	103 team members compared to 60 one year ago.

“The first quarter represented multiple milestone events for IZEA. We completed the acquisition of Ebyline, Inc., launched initial integration with Vine, and delivered our first month in excess of $2.0 million in bookings. There is a tremendous amount of momentum and excitement right now as we realize the benefits of the strategic investments in team members and technology we made last year,” commented Ted Murphy, IZEA’s Chairman and Chief Executive Officer.

“We are seeing some early success in cross-selling Sponsored Social with Content from the Ebyline acquisition. IZEA benefitted from this cross-selling in our Q1 revenue and bookings numbers, but the contribution was limited to February and March, as the acquisition did not close until the end of January. Looking forward, we will continue ramping up our client development team, particularly as it relates to business to business specific content sales. We remain focused on top line growth, while prudently managing our expenses and investments in people and technology. I continue to be confident in our ability to grow IZEA bookings to $25 million and revenue to $23 million for the 2015 fiscal year.”

First Quarter 2015 Results:
Revenue for the first quarter of 2015 was $4,135,494 compared to $1,957,040 for the first quarter of 2014, an increase of 111% due to the increase in our Sponsored Social and Content sales. Gross profit for the quarter was $1,694,003, up from $1,307,507 during the same period in 2014 - an increase of 29.6%.

Operating expenses for the first quarter of 2015 were $3,442,001, compared to $2,005,007 during the same period in 2014, due to investments in additional sales and engineering staff along with increased advertising, marketing and public relations efforts and the assumption of Ebyline’s operating expenses.

Operating EBITDA was $(1,394,514) for the quarter compared to $(504,330) during the same period last year, primarily due to investments in new hires and technology along with the assumption of Ebyline overhead. Net loss for the quarter was $(4,270,912) compared to $(569,311) during the same period last year, primarily due to a ($2,505,951) loss on the change in the fair value of derivatives and the increase in operating expenses. Cash used for operating activities was $1,528,112 during the three months ended March 31, 2015.

Basic and diluted income per common share for the quarter was $(.07), compared to basic and diluted loss per common share of $(.02) for the first quarter of 2014.

Investor Conference Call
The Company will host a conference call today at 5:00p.m. ET, during which IZEA management will discuss the financial results and be available to answer any questions from investors.

Conference Date: 05/14/15
Conference Start Time: 5:00 pm Eastern
Dial-In Number: 1-201-689-8471

Electronic replay of the conference call will be available through May 21, 2015 by dialing 1-858-384-5517 and entering PIN number 13609312. IZEA will also post a downloadable file onto the Investor Relations area of http://corp.izea.com.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of bookings and revenues for the 2015 fiscal year. These forward-looking statements are based largely on IZEA's current expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital on a timely basis, difficulties in integrating Ebyline’s platforms and operations and achieving the expected benefits from the acquisition, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

IZEA Investor Relations

Budd Zuckerman
Genesis Select
(303) 415-0200
bzuckerman@genesisselect.com

IZEA Media Relations

Brent Diggins
Allison & Partners
(623) 201-5554
brent@allisonpr.com

IZEA, Inc.
Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$3,960,219	$6,521,930
Accounts receivable	2,525,961	2,156,378
Prepaid expenses	305,341	190,604
Other current assets	12,056	61,424
Total current assets	6,803,577	8,930,336

Property and equipment, net of accumulated depreciation of $287,287 and $239,521	597,332	588,919
Goodwill	2,826,540	—
Intangible assets, net of accumulated amortization of $98,833 and $0	2,271,167	—
Software development costs, net of accumulated amortization of $113,775 and $85,331	455,100	483,544
Security deposits	119,194	100,641
Total assets	$13,072,910	$10,103,440

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$836,823	$310,611
Accrued expenses	481,355	394,617
Unearned revenue	1,619,427	1,767,074
Deferred rent	2,994	—
Current portion of capital lease obligations	47,075	54,376
Current portion of acquisition costs payable	1,055,489	—
Total current liabilities	4,043,163	2,526,678

Deferred rent	113,985	106,531
Capital lease obligations, less current portion	—	7,291
Acquisition costs payable, less current portion	3,062,588	—
Warrant liability	5,709,416	3,203,465
Total liabilities	12,929,152	5,843,965

Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 57,697,666 issued and outstanding	5,770	5,770
Additional paid-in capital	27,350,250	27,195,055
Accumulated deficit	(27,212,262)	(22,941,350)
Total stockholders’ equity	143,758	4,259,475

Total liabilities and stockholders’ equity	$13,072,910	$10,103,440

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2015	2014

Revenue	$4,135,494	$1,957,040
Cost of sales	2,441,491	649,533
Gross profit	1,694,003	1,307,507

Operating expenses:
General and administrative	1,860,514	1,092,221
Sales and marketing	1,581,487	912,786
Total operating expenses	3,442,001	2,005,007

Loss from operations	(1,747,998)	(697,500)

Other income (expense):
Interest expense	(18,770)	(9,017)
Change in fair value of derivatives, net	(2,505,951)	135,601
Other income (expense), net	1,807	1,605
Total other income (expense)	(2,522,914)	128,189

Net loss	$(4,270,912)	$(569,311)

Weighted average common shares outstanding – basic	57,697,666	37,135,738
Basic loss per common share	$(0.07)	$(0.02)

Weighted average common shares outstanding – diluted	57,697,666	37,135,738
Diluted loss per common share	$(0.07)	$(0.02)

IZEA, Inc.
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,270,912)	$(569,311)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	47,019	17,867
Amortization of software development costs and other intangible assets	127,277	5,842
Stock-based compensation	142,331	115,338
Stock issued or to be issued for payment of services	35,050	58,360
Change in fair value of derivatives, net	2,505,951	(135,601)
Cash provided by (used for):
Accounts receivable	34,698	730,048
Prepaid expenses and other current assets	(23,845)	6,590
Accounts payable	4,949	(9,549)
Accrued expenses	50,363	(41,870)
Unearned revenue	(181,541)	(242,361)
Deferred rent	548	42,536
Net cash used for operating activities	(1,528,112)	(22,111)

Cash flows from investing activities:
Purchase of equipment	(28,985)	(9,563)
Increase in software development costs	—	(206,529)
Acquisition, net of cash acquired	(995,286)	—
Security deposits	—	(4,242)
Net cash used for investing activities	(1,024,271)	(220,334)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net	—	10,982,169
Proceeds from stock purchase plan subscriptions & issuance of warrants	5,264	—
Payments on notes payable and capital leases	(14,592)	(19,845)
Net cash provided by (used for) financing activities	(9,328)	10,962,324

Net increase (decrease) in cash and cash equivalents	(2,561,711)	10,719,879
Cash and cash equivalents, beginning of year	6,521,930	530,052

Cash and cash equivalents, end of period	$3,960,219	$11,249,931

Supplemental cash flow information:
Cash paid during period for interest	$2,362	$3,175

Non-cash financing and investing activities:
Fair value of warrants issued	$—	$12,382,216
Acquisition costs payable for assets acquired	$5,537,064	$—
Acquisition of assets through capital lease	$—	$41,339

Reconciliation of Net Loss to Operating EBITDA:
	Three Months Ended
	March 31, 2015	March 31, 2014
Net loss	$(4,270,912)	$(569,311)
Non-cash stock-based compensation	142,331	115,338
Non-cash stock issued for payment of services	35,050	58,360
Change in the fair value of derivatives	2,505,951	(135,601)
Interest expense	18,770	9,017
Depreciation & amortization	174,296	17,867
Operating EBITDA	$(1,394,514)	$(504,330)